CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 10 to Registration Statement (No. 333-172714) on Form S-1 of Selway Capital Acquisition Corporation (a development stage company) of our report dated July 12, 2011, except  Note B, the second paragraph of Note D and Note F, as to which the date is October 24, 2011, which report includes an explanatory paragraph regarding the Company’s ability to continue as a going concern, relating to our audit of the financial statements, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the captions "Experts" in such Prospectus.

/s/ McGladrey & Pullen, LLP

McGladrey & Pullen, LLP

New York, New York
October 24, 2011